Exhibit 99.1

OncoSec Medical Announces YTD Results for Fiscal Year End 2014

SAN DIEGO — October 10, 2014 — OncoSec Medical Inc. (OTCQB: ONCS), a company developing DNA-based intratumoral cancer immunotherapies, today announced financial results for the fiscal year ended July 31, 2014.

FINANCIAL RESULTS

For the fiscal year ended July 31, 2014, OncoSec Medical reported a net loss of $12.0 million, or $0.06 per share, compared to a net loss of $7.2 million, or $0.07 per share, for the same period last year. The increase in net loss attributable to common stockholders for the year ended July 31, 2014, compared with the same period in 2013, resulted primarily from (i) an increase in salary related expenses (inclusive of stock-based compensation) due to increased headcount as we continue to grow our company in support of our corporate goals and (ii) an increase in outside services costs (sponsored research, clinical development consulting, and corporate development/communications consulting) as we continue to expand our research and development operations and corporate infrastructure. There were no revenues for fiscal year ended July 31, 2014 or July 31, 2013.

Research and development expenses were $5.8 million for the fiscal year ended July 31, 2014, compared to $3.2 million for the same period in 2013. General and administrative expenses were $6.2 million for the fiscal year ended July 31, 2014, compared to $3.9 million for the same period in 2013.

At July 31, 2014, we had $37.9 million in cash and cash equivalents, as compared to $5.0 million of cash and cash equivalents at July 31, 2013. We expect these funds to be sufficient to allow us to continue to operate our business for at least the next 12 months.

RECENT HIGHLIGHTS IN FISCAL YEAR 2015

It has been a year of tremendous progress thus far with the expansion of our team and R&D capabilities. As we prepare for more success in the coming months, it is important to note the significant advancements that have brought us to this point. Below is a summary of noteworthy events in fiscal year 2015 to-date.

•                  Dr. Holbrook Kohrt, M.D., Ph.D., was appointed to our Scientific Advisory Board. Dr. Kohrt is an Assistant Professor at Stanford Cancer Institute, and currently investigates novel therapeutic strategies to enhance anti-tumor immunity. Dr. Kohrt is a leader in the research of intratumoral immunotherapies, and his expertise will be pivotal in the development of new immune-modulating agents for intratumoral therapy.

•                  Dr. Mai H. Le, M.D., was appointed Chief Medical Officer. Dr. Le has a strong background in drug development, with extensive experience in clinical research and regulatory affairs. Prior to joining OncoSec, Dr. Le was Medical Director at Calithera Biosciences, Inc., where she formulated and launched the early clinical development plans for a novel small molecule inhibitor of glutaminase for a variety of solid and hematological tumor indications. Furthermore, her work at Proteolix and, later, Onyx Pharmaceuticals, was critical to the accelerated approval of carfilzomib (Kyprolis®), a second-generation proteasome inhibitor for the treatment of relapsed/refractory multiple myeloma.

•                  Dr. Robert H. Pierce, M.D., was appointed Chief Scientific Officer and Global Head of R&D, and Tu Diep, M.Sc., was appointed Vice President of Operations.

•                  Sheela Mohan-Peterson, J.D., M.S., was appointed General Counsel and Corporate Secretary. Ms. Mohan-Peterson will be responsible for leading the Company’s legal strategy and guiding the continued expansion of its intellectual property portfolio. She has spent more than 27 years working in the pharmaceutical and biotech industries, most recently as a Senior Patent Counsel with Merck & Co., Inc.

•                  On September 28, 2014, we presented our latest correlative data on IL-12 electroporation at the ESMO 2014 Congress. These data demonstrate the ability of intratumoral IL-12 electroporation to generate a systemic anti-tumor immune response, and provide strong support for moving forward with a combination of intratumoral IL-12 electroporation and an anti-PD1 therapeutic.

FISCAL YEAR 2014 HIGHLIGHTS

In December of 2013, Dr. Robert H. Pierce, M.D., was appointed to our senior management team. Dr. Pierce joined OncoSec from Merck Research Labs, where he spent almost seven years leading a 20-person team dedicated to developing disease-oriented and tissue-based translational medicine platforms. Most notably Dr. Pierce was a key member of the global development team behind Merck’s recently approved “breakthrough” immunotherapy for unresectable melanoma, pembrolizumab (MK-3475). As Executive Director at Merck Research Labs for almost 7 years, he was responsible for contributions to multiple successful IND applications, including critical biomarker development programs such as the anti-PD-L1 immunohistochemistry assay supporting Merck’s Phase I and II pembrolizumab (MK-3475) clinical trials. Dr. Pierce has been the driving force behind OncoSec’s position as a leader in developing intratumoral immune-modulating therapies.

The year continued with the announcement of numerous clinical updates:

•                  On October 8, 2013, we announced our intent to evaluate the potential of combining intratumoral IL-12 electroporation with immune-modulating checkpoint inhibitor antibodies like anti-PD-1, anti-PD-L1 and anti-CTLA-4. Based on a preliminary preclinical safety study in mice, conducted by Dr. Richard Heller at Old Dominion University, the combination of intratumoral IL-12 electroporation with these immune-modulating agents appeared to be safe.

•                  On March 12, 2014, we announced the expansion of our Phase 2 melanoma trial, with plans to evaluate an increased dosage frequency in up to 21 patients. This expansion was warranted by the encouraging safety profile observed in studies thus far.

•                  On April 7, 2014, we announced the relaunch of our Phase 2 cutaneous T-cell lymphoma study under a protocol amendment. Enrollment was expanded to Stanford University, a renowned center of excellence that is regarded as having a large CTCL patient population and experience investigating novel therapies for this disease. Additionally, it was announced that Dr. Yuon Kim, M.D. would serve as principal investigator for the Stanford University study. Dr. Kim is an internationally renowned expert in cutaneous lymphomas and director of the multidisciplinary cutaneous lymphoma program at Stanford University Medical Center.

•                  On June 2, 2014, we presented positive interim data from our Phase 2 melanoma study at the 2014 ASCO Annual Meeting. The poster was presented by Adil Daud, M.D., OncoSec’s Chief Clinical Strategist and Principal Investigator of the Phase 2 melanoma study. As well, the abstract was selected for presentation during a poster highlights session for melanoma/skin cancers, which was led by Axel Hauschild, M.D., Ph.D. At the time of this interim analysis, 28 patients were evaluable for objective response rate (ORR). Best ORR was reported and evaluated using a modified RECIST1.1 criteria. Key data are listed below.

• 32% of evaluable patients achieved objective response

• 11% of evaluable patients achieved complete response

• 59% of evaluable patients achieved systemic response, defined as regression in at least one non-injected tumor.

These data demonstrate the clinical benefits of ImmunoPulse and support the continued development of DNA IL-12 with electroporation, and further evaluation as a potential combination therapy with other immunomodulatory therapies.

•                  On June 10, 2014, we closed a $16 million registered direct offering. This was the largest offering in company history, and provided us with support to begin expanding our R&D and pre-clinical efforts, while continuing to advance our ongoing programs forward toward commercialization. To further develop and advance a differentiated immuno-oncology pipeline, we added some notable new faces to the OncoSec team.

•                  Dr. Jean S. Campbell, Ph.D., was appointed Executive Director of Research and Development. Dr. Campbell was tasked with leveraging her considerable expertise in cancer biology and signal transduction to investigate immune tolerance in cancer. Concurrently, we announced the expansion of our R&D facilities with dedicated laboratory space at the Icogenex Bioincubator in Seattle as well as expanded research capabilities in San Diego.

•                  Dr. Adil Daud, M.D., was appointed Chief Clinical Strategist. Dr. Daud is a nationally recognized expert in early-phase drug development in skin cancer and solid tumors, and a longstanding member of OncoSec’s Melanoma Advisory Board. In this expanded role, he was tasked with advising on protocol and development, liaising with key stakeholders and representing the company at conferences and other important events.

•                  Dr. Soldano Ferrone, M.D., Ph.D., was appointed to the Company’s Scientific Advisory Board. Dr. Ferrone is an internationally renowned expert in tumor immunology, whose results have been described in over 600 peer-reviewed journal publications.

“I am extremely excited about the progress we made in fiscal year 2014, with the addition of several key hires, meeting important clinical milestones and strengthening our balance sheet,” said Punit Dhillon, President and CEO of OncoSec Medical. “We now have the infrastructure and resources in place to take our R&D efforts to the next level, while continuing to advance our product-differentiated immuno-oncology pipeline. The moves we made this year should solidify our place in the immunotherapy landscape by redefining the role of intratumoral-based approaches, and set us up for continued success in fiscal year 2015 and beyond.”

About OncoSec Medical Inc.

OncoSec Medical Inc. is a biotechnology company developing its ImmunoPulse cancer immunotherapy. OncoSec Medical’s core technology is designed to enhance the local delivery and uptake of DNA-based immune-targeting agents like DNA IL-12. Clinical studies using DNA IL-12 with electroporation to-date have demonstrated an acceptable safety profile and preliminary evidence of anti-tumor activity in the treatment of various skin cancers, as well as the potential to initiate a systemic immune response without the systemic toxicities associated with other treatments. OncoSec’s lead program using DNA IL-12 with electroporation in the treatment of metastatic melanoma is currently in Phase 2 development. The company is focused on identifying and developing new immune-targeting agents, investigating additional tumor indications, and evaluating combination-based immunotherapy approaches with DNA IL-12 or other immune-targeting agents. For more information, please visit www.oncosec.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to raise additional funding, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition, and market conditions. These and additional risks and uncertainties are more fully described in OncoSec Medical’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec Medical disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACT:

Investor Relations:

Jordyn Kopin

OncoSec Medical Inc.

855-662-6732

investors@oncosec.com

Public Relations:

Laura Radocaj

Dian Griesel, Int’l.

212-825-3210

lradocaj@dgicomm.com